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                                                                   EXHIBIT 23.13

                         [THE YANKEE GROUP LETTERHEAD]


October 1, 1999
Mike Mills
Aether Systems, Inc.
11460 Cronridge Drive
Owings Mills, Maryland 21117


Dear Mike:

Per our conversation, Yankee is granting permission for Aether Systems, Inc. to attribute the estimates used in Aether Systems' SEC filings to Yankee.


Sincerely,

/s/ CHRISTINE WILSON

Christine Wilson
Chief Financial Officer

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